Exhibit 99.B(d)(81)

Schedule A

to the

Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009

SEI INSTITUTIONAL INVESTMENTS TRUST

Small Cap Fund

Large Cap Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Neuberger Berman Management LLC

Dated May 4, 2009, as amended June 30, 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap Fund	X.XX	%
Large Cap Fund	X.XX	%

Agreed and Accepted:

SEI Investments Management Corporation	Neuberger Berman Management LLC

By:	By:

/s/ Aaron C. Buser	/s/ Robert Conti

Name:	Name:

Aaron C. Buser	Robert Conti

Title:	Title:

Vice President	President